AMENDMENT NO. 1

                                       TO

                                  SCHEDULE 13D

                                       ON

                                  SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           MOLECULAR BIOSYSTEMS, INC.
                                (NAME OF ISSUER)

                            COMMON STOCK, $0.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                       608513 10 7
                                 (CUSIP NUMBER)


           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

CUSIP No. 608513 10 7
          -----------



(1)   Names of Reporting Persons:   Mallinckrodt Inc.
--------------------------------------------------------------------------------

      S.S. or I.R.S. Identification Number:      36-1263901
--------------------------------------------------------------------------------

(2)   Check the Appropriate Box if a Member     (a)
                                                --------------------------------
      of a Group (See Instructions)
                                                (b)
--------------------------------------------------------------------------------

(3)   OTS Use Only

--------------------------------------------------------------------------------

(4)   Citizenship or Place of Organization:     New York

Number of Shares        (5)   Sole Voting
Beneficially Owned                  Power             -0-
                              ---------------------------
By Each Reporting
Person With             (6)   Shared Voting
                              Power             1,300,579
                              ---------------------------
                        (7)   Sole Dispositive
                              Power
                              ---------------------------
                        (8)   Shared Dispositive
                              Power             1,300,579
--------------------------------------------------------------------------------

(9)   Aggregate Amount Beneficially Owned by
      Each Reporting Person:                          1,300,579
--------------------------------------------------------------------------------

(10)  Check if the Aggregate Amount in Row (9)
      Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount
      in Row (9)                                       6.9%
--------------------------------------------------------------------------------

(12)  Type of Reporting Person
      (See Instructions)                                CO
--------------------------------------------------------------------------------

CUSIP No. 608513 10 7

(1)   Names of Reporting Persons:   Mallinckrodt Inc.
--------------------------------------------------------------------------------

      S.S. or I.R.S. Identification Number:     43-1479062
--------------------------------------------------------------------------------

(2)   Check the Appropriate Box if a Member     (a)
                                                --------------------------------
      of a Group (See Instructions)
                                                (b)
--------------------------------------------------------------------------------

(3)   OTS Use Only
--------------------------------------------------------------------------------

(4)   Citizenship or Place of Organization:     Delaware

--------------------------------------------------------------------------------
Number of Shares (5) Sole Voting
Beneficially Owned Power             -0-
--------------------------------------------------------------------------------
By Each Reporting
Person With             (6)   Shared Voting
                              Power             1,300,579
                        (7)   Sole Dispositive
                              Power
                        (8)   Shared Dispositive
                              Power             1,300,579
--------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by
      Each Reporting Person:                    1,300,579
--------------------------------------------------------------------------------
(10)  Check if the Aggregate Amount in Row (9)
      Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount
      in Row (9)                                6.9%
--------------------------------------------------------------------------------
(12)  Type of Reporting Person
      (See Instructions)                        CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


1(A)  NAME OF ISSUER:
      Molecular Biosystems, Inc.

1(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
      10030 Barnes Canyon Road
      San  Diego, CA 92121

ITEM 2(A)(I).     NAME OF PERSON FILING
                  Mallinckrodt Inc.

ITEM 2(B)(I). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 675 McDonnell Boulevard
                  St. Louis, MO 63134

ITEM 2(C)(I)      CITIZENSHIP
                  New York

ITEM 2(A)(II)     NAME OF PERSON FILING
                  Mallinckrodt Inc.

ITEM 2(B)(II). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 675 McDonnell Boulevard
                  St. Louis, MO 63134

ITEM 2(C)(II)     CITIZENSHIP
                  Delaware

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                  Common Stock, $0.01 par value

ITEM 2(E).        CUSIP NO.
                  608513 10 7

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a)  |_|Broker or Dealer registered under Section 15 of the Act
      (b)  |_|Bank as defined in Section 3(a)(6) of the Act
      (c) |_|Insurance Company as defined in Section 3(a)(19) of the Act
      (d)  |_|Investment Company registered under Section 8 of the
              Investment Company Act
      (e)  |_|Investment Adviser registered under Section 203 of the
              Investment Advisers Act of 1940
      (f) |_|Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
      (g) |_|Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)  |_|Group, in accordance withss.240.13d-1(b)(1)(ii)(H)

ITEM 4.           OWNERSHIP

      (a)-(c)As of May 15, 2000, the Reporting Persons beneficially owned the number and percentage of Shares of the Issuer set forth below:

  Number of    Percentage  Sole Voting     Shared        Sole        Shared
   Shares          of         Power     Voting Power Dispositive  Dispositive
   ------     Outstanding     -----     ------------    Power        Power
                Shares1                                 -----        -----
                -------

  1,300,579       6.9%         -0-       1,300,579       -0-       1,300,579

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON

            Not applicable.


ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
            PARENT HOLDING COMPANY

            Mallinckrodt Inc., a Delaware corporation, is a wholly-owned subsidiary of Mallinckrodt Inc., a New York corporation.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.


ITEM 10.    CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

--------------------------------

1 Based upon information contained in the Issuer's Form 10-Q for the quarter ended December 31, 1999, the number of shares of Common Stock issued and outstanding as of December 31, 1999 was 18,724,017

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I the undersigned certify that the information set forth in this statement is true, complete and correct.

      Date: May 15, 2000                  Mallinckrodt Inc., a New York
                                          corporation


                                          By: /s/ Roger A. Keller
                                              Name: Roger A. Keller
                                              Title: Vice President, Secretary
                                                     and General Counsel


      Date: May 15, 2000                  Mallinckrodt Inc., a Delaware
                                          corporation


                                          By: /s/ Roger A. Keller
                                              Name: Roger A. Keller
                                              Title: Vice President, Secretary
                                                     and General Counsel